EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACT	or	Investor Relations Counsel
Mitchell Binder		Lena Cati, 212-836-9611
President & Chief Executive Officer		Linda Latman, 212-836-9609
631-435-8300		The Equity Group Inc.

ORBIT INTERNATIONAL CORP. REPORTS 2012 THIRD QUARTER RESULTS

2012 Third Quarter Earnings per Share of $0.17 vs. $0.15 Earnings per Share in Prior Year

Backlog at September 30, 2012 Increased 8.2% Year-Over-Year

Hauppauge, New York, November 13, 2012 - Orbit International Corp. (NASDAQ:ORBT) today announced results for the third quarter and nine months ended September 30, 2012.

Third Quarter 2012 vs. Third Quarter 2011
•	Net sales increased to $7,864,000 compared to $7,850,000;
•	Gross margin was 38.9% compared to 43.1%;
•	Net income increased to $763,000 ($0.17 per diluted share) compared to $697,000 ($0.15 per diluted share); and,
•
Earnings before interest, taxes, depreciation and amortization, and stock based compensation (EBITDA, as adjusted) increased to $926,000 ($0.20 per diluted share) compared to $876,000 ($0.19 per diluted share).

Nine Months 2012 vs. Nine Months 2011
•	Net sales decreased to $21,535,000 compared to $22,946,000;
•	Gross margin was 38.4% compared to 42.0%;
•
Net loss was $413,000 ($0.09 loss per share) compared to net income of $2,138,000 ($0.46 income per diluted share).  The net loss for the 2012 nine month period included a non-recurring charge of $1,194,000 in connection with employment contract provisions of a departing senior officer.  Excluding this charge, net income for the current nine month period was $781,000 ($0.17 per diluted share); and,

•
EBITDA, as adjusted, was $171,000 ($0.04 per diluted share) compared to $2,683,000 ($0.57 per diluted share).  Excluding the employment contract provision-related charge, EBITDA, as adjusted, for the current nine month period was $1,365,000 ($0.29 per diluted share).

Backlog
•	Backlog at September 30, 2012 was $17.1 million as compared to $15.8 million at September 30, 2011, an increase of 8.2%.
•
Backlog at September 30, 2012 does not include approximately $4.2 million in orders that have not yet been funded against a base contract award of approximately $5.8 million for the MK 110 Signal Data Converter (SDC).  Inclusive of the entire SDC base contract award, backlog at September 30, 2012 was $21.3 million, an increase of 35% as compared to September 30, 2011.

Commenting, Mitchell Binder, President & Chief Executive Officer, stated, “Our 2012 third quarter performance was in line with our expectations and substantially better than the first two quarters of this year.   This was due to improved sales and profitability from our Electronics Group during the quarter as compared to the first half.  Our Power Group has maintained strong operating performance throughout 2012.”

Comparing the current third quarter to that of last year, Mr. Binder continued, “Our gross margin decreased mainly due to product mix, particularly at our Orbit Instrument division.  SG&A expenses in both dollars and as a percentage of net sales decreased mainly due to savings related to the departure of two senior officers earlier this year and lower corporate costs.  Due to these savings, net income for the 2012 third quarter increased by approximately 9.5% over the comparable period of the prior year.”

Mr. Binder added, “Based on backlog and projected delivery schedules, we expect our results for the final quarter of 2012 to be similar to the third quarter.  This will result in our 2012 operating results being below the operating results we recorded in 2011.  This decrease has been mainly attributable to lower sales and profitability from our Orbit Instrument division.  However, based on pricing on outstanding proposals on legacy programs, we expect gross margins from this division to improve in 2013.”

Mr. Binder added, “2012 has been a strong year of bookings for our Power Group, mostly coming from its COTS division for follow-on orders on legacy programs.  Additionally, Behlman’s commercial division recently received a $1.4 million order for a power supply used in oil and gas exploration.  Overall bookings for our Power Group, through October 2012, are approximately 8% higher than the prior year. Our Electronics Group has several outstanding proposals for equipment on legacy programs and we expect to book significant orders in the coming months.  TDL is awaiting additional orders for its displays in the ground mobile marketplace as well as a new order for avionic displays and, continues to work on several programs that should evolve from the qualification stage into initial production in the next few months.  ICS continues to work on the award received in April 2012 for the SDC which is recorded on the percentage of completion method.  Although both our Power and Electronics Groups expect additional orders of significant magnitude for new and repeat programs, timing is always an uncertainty.”

David Goldman, Chief Financial Officer, noted, “Our financial condition remains strong.  At September 30, 2012, total current assets were $20.3 million versus total current liabilities of $6.2 million for a 3.3 to 1 current ratio.  Cash, cash equivalents and marketable securities as of September 30, 2012, aggregated approximately $1.1 million.  Our inventory level at September 30, 2012 was over $13.7 million as compared to approximately $12.5 million at 2011 year-end.  The inventory increase is needed to meet our delivery schedules over upcoming quarters.  To offset federal and state taxes resulting from profits, we have approximately $9 million and $7 million in available federal and state net operating loss carryforwards, respectively, which should enhance future cash flow.  Our tangible book value at September 30, 2012 increased to $3.72 per share as compared to $3.53 at June 30, 2012 and to $3.54 at September 30, 2011.”

Mr. Goldman added, “On November 8, 2012, we entered into a new Credit Agreement with People’s United Bank which established a committed Line of Credit of up to $6,000,000.   This Line of Credit was used to pay off, in full, our obligations to Capital One, N.A. pursuant to a prior credit facility, and to provide us with general working capital needs.  Our balance sheet at September 30, 2012 reflects the effect of the new Credit Agreement.  The agreement also allows us to purchase up to $400,000 of our common stock in any year and our Board has authorized management, in its discretion, to purchase our common stock from time to time.”

Discussing expectations for 2013, Mr. Binder concluded, “While it is uncertain whether sequestration will take effect in January 2013 and what the impact of even deeper cuts in defense spending will have on our business, we continue to take steps internally to grow sales and maximize profitability.  In 2013, in addition to savings associated with the departure of senior officers, we expect savings in excess of $550,000 from the consolidation of production and administrative related functions at our ICS subsidiary with TDL’s 50,000 square foot facility in Quakertown, PA.  Those remaining at our ICS facility will primarily focus on logistics, business development initiatives and select production efforts.  In 2014, we plan to relocate its operations into a smaller facility, thereby further reducing occupancy related costs.”

Conference Call
The Company will hold a conference call for investors today, November 13, 2012, at 11:00 a.m. ET.  Interested parties may participate in the call by dialing (201) 493-6744; please call in 10 minutes before the conference call is scheduled to begin and ask for the Orbit International conference call.  After opening remarks, there will be a question and answer period.  The conference call will also be broadcast live over the Internet.  To listen to the live call, please go to www.orbitintl.com and click on the Investor Relations section.  Please go to the website at least 15 minutes early to register, and download and install any necessary audio software.  If you are unable to listen live, the conference call will be archived and can be accessed for approximately 90 days at Orbit’s website.  We suggest listeners use Microsoft Explorer as their browser.

Orbit International Corp. is involved in the manufacture of customized electronic components and subsystems for military and nonmilitary government applications through its production facilities in Hauppauge, New York, and Quakertown, Pennsylvania; and designs and manufactures combat systems and gun weapons systems, provides system integration and integrated logistics support and documentation control at its facilities in Louisville, Kentucky.  Its Behlman Electronics, Inc. subsidiary manufactures and sells high quality commercial power units, AC power sources, frequency converters, uninterruptible power supplies and COTS power solutions.

Certain matters discussed in this news release and oral statements made from time to time by representatives of the Company including, statements regarding our expectations of Orbit’s operating plans, deliveries under contracts and strategies generally; statements regarding our expectations of the performance of our business; expectations regarding costs and revenues, future operating results, additional orders, future business opportunities and continued growth, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws.  Although Orbit believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved.

Forward-looking information is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected.  Many of these factors are beyond Orbit International's ability to control or predict.  Important factors that may cause actual results to differ materially and that could impact Orbit International and the statements contained in this news release can be found in Orbit's filings with the Securities and Exchange Commission including quarterly reports on Form 10-Q, current reports on Form 8-K, annual reports on Form 10-K and its other periodic reports.  For forward-looking statements in this news release, Orbit claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.  Orbit assumes no obligation to update or supplement any forward-looking statements whether as a result of new information, future events or otherwise.
(See Accompanying Tables)

Orbit International Corp.
Consolidated Statements of Income
 (in thousands, except per share data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011

Net sales	$7,864	$7,850	$21,535	$22,946

Cost of sales	4,805	4,464	13,255	13,317

Gross profit	3,059	3,386	8,280	9,629

Selling general and administrative expenses	2,255	2,644	7,427	7,399

Costs related to non-renewal of chief operating officer contract	-	-	1,194	-

Interest expense	31	45	101	151

Investment and other (income)	(5)	(28)	(102)	(133)

Net income (loss) before taxes	778	725	(340)	2,212

Income tax provision	15	28	73	74

Net income (loss)	$763	$697	$(413)	$2,138

Basic earnings (loss) per share	$0.17	$0.15	$(0.09)	$0.46

Diluted earnings (loss) per share	$0.17	$0.15	$(0.09)	$0.46

Weighted average number of shares outstanding:
Basic	4,551	4,660	4,616	4,660
Diluted	4,571	4,693	4,616	4,693

Orbit International Corp.
Consolidated Statements of Income
(in thousands, except per share data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011

EBITDA (as adjusted) Reconciliation
Net income (loss)	$763	$697	$(413)	$2,138
Interest expense	31	45	101	151
Tax expense	15	28	73	74
Depreciation and amortization	73	68	214	202
Stock based compensation	44	38	196	118
EBITDA (as adjusted) (1)	$926	$876	$171	$2,683

EBITDA (as adjusted) Per Diluted Share Reconciliation
Net income (loss)	$0.17	$0.15	$(0.09)	$0.46
Interest expense	0.01	0.01	0.02	0.03
Tax expense	0.00	0.01	0.02	0.02
Depreciation and amortization	0.01	0.01	0.05	0.04
Stock based compensation	0.01	0.01	0.04	0.02
EBITDA (as adjusted) per diluted share (1)	$0.20	$0.19	$0.04	$0.57

(1) The EBITDA (as adjusted) tables presented are not determined in accordance with accounting principles generally accepted in the United States of America.  Management uses EBITDA (as adjusted) to evaluate the operating performance of its business.  It is also used, at times, by some investors, securities analysts and others to evaluate companies and make informed business decisions.  EBITDA is also a useful indicator of the income generated to service debt.  EBITDA (as adjusted) is not a complete measure of an entity's profitability because it does not include costs and expenses for interest, depreciation and amortization, income taxes and stock based compensation.  EBITDA (as adjusted) as presented herein may not be comparable to similarly named measures reported by other companies.

	Nine Months Ended September 30,
Reconciliation of EBITDA, as adjusted, to cash flows (used in) provided by operating activities (1)	2012	2011

EBITDA (as adjusted)	$171	$2,683
Interest expense	(101)	(151)
Income tax expense	(73)	(74)
Loss on disposal of fixed assets	-	4
Bond premium amortization	2	-
Gain on sale of marketable securities	-	(45)
Deferred income	-	(64)
Net change in operating assets and liabilities	(836)	(1,092)
Cash flows (used in) provided by operating activities	$(837)	$1,261

Orbit International Corp.
Consolidated Balance Sheets

	September 30, 2012	December 31, 2011
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$829,000	$1,709,000
Restricted cash	-	671,000
Investments in marketable securities	262,000	228,000
Accounts receivable, less allowance for doubtful accounts	3,766,000	4,941,000
Inventories	13,756,000	12,550,000
Costs and estimated earnings in excess of billings on uncompleted contracts	903,000	-
Deferred tax asset	575,000	527,000
Other current assets	186,000	250,000

Total current assets	20,277,000	20,876,000

Property and equipment, net	1,152,000	1,014,000
Goodwill	1,688,000	1,688,000
Deferred tax asset	1,674,000	1,734,000
Other assets	76,000	99,000

Total assets	$24,867,000	$25,411,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long term debt	$32,000	$931,000
Notes payable-bank	3,327,000	-
Accounts payable	787,000	804,000
Liability associated with non-renewal of senior officers’ contracts	862,000	623,000
Accrued expenses	1,117,000	1,435,000
Income taxes payable	8,000	30,000
Customer advances	90,000	15,000

Total current liabilities	6,223,000	3,838,000

Liability associated with non-renewal of senior officers’ contracts, net of current portion	54,000	-
Long-term debt, net of current portion	17,000	2,095,000

Total liabilities	6,294,000	5,933,000

Stockholders’ Equity
Common stock	510,000	510,000
Additional paid-in capital	22,712,000	22,515,000
Treasury stock	(1,625,000)	(915,000)
Accumulated other comprehensive gain (loss)	3,000	(18,000)
Accumulated deficit	(3,027,000)	(2,614,000)

Stockholders’ equity	18,573,000	19,478,000

Total liabilities and stockholders’ equity	$24,867,000	$25,411,000